Exhibit 10.3

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‘Ecommerce, Commissioning, snde Replicated Marketing Software -

By ApogeeINVENT

Transforming Dreams Into Technology Since 2004

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Ney Introduction

Thank you for choosing ApogeelNVENT for your sales and marketing technology needs. We are confident that you will be 100% satisfied with our proven professional solutions.

ApogeelNVENT has been providing world class ecommerce and marketing technology to businesses for over 14 years with outstanding results. Comprised of more than 30 professional programmers, designers, and administrators, ApogeelNVENT focuses on technological innovation and outstanding customer service. Client success is ApogeelNVENT's #1 priority.

The TitanMLM Network Marketing Platform will provide your customers, representatives, and corporate staff with the highest quality experience 24 hours a day. TitanMLM includes a beautifully customized and fully mobile website design, as well as the most robust and customizable back office.

We like to think of our entire team here at ApogeelNVENT as family just as we do with all of our valued clients, which is why we strive to meet and exceed these goals with each business relationship.

Goals 1. Provide the highest quality software, design, and service to you. Obsess over your success and the success of your members.

3.	Maintain a win-win business relationship with the highest level of integrity and ethics.

4.	Invent useful technology, through innovation and diligence, that helps your business achieve its goals.

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Agreement

This agreement (hereinafter referred to as “Agreement’) by and between Apogee Design, Inc. dba ApogeelNVENT (hereinafter referred to as “Apogee”), an Idaho Corporation, and

Electro med ca | lechnologie SANG (hereinafter referred to as "Client’).

License & Setup

Apogee will assign Client an Account Manager who will work to guide this project toward a successful launch by utilizing Apogee's expert design & development staff and proven proprietary software.

Included with the purchase of a license is a non-refundable credit of $15,000 (“Customization Credit”) worth of design and/or development customization credit to be used exclusively on this project.

Apogee represents and warrants that Apogee has full right to sell Client a copy of the ApogeeCORE platform. Apogee, from time to time, may incorporate software components developed by 3rd parties in the ApogeeCORE platform, and Apogee warrants that these components will not require additional license fees to be paid by Client. If any of these components are found to require licence fees then at Apogee's discretion Apogee may replace these components, and/or acquire the license necessary for Client to utilize any such 3rd party component.

The following Design and Development phases of TitanMLM customizations are typical. Labor performed hourly on these items will be considered Custom Hourly Services which will first be applied against the Customization Credit. The Customization Credit is typically sufficient to cover the customization costs of a client's moderately sized project.

Design Phase Select from modern design layout choices provided by Apogee

•	Select a custom color theme

•	Installation of business logo provided by Client

•	Installation of website content and marketing copy provided by Client

•	Installation of licensed stock photography and graphics provided by Apogee

•	Setup search engine meta tags and applicable tracking pixels

•	Link to social media profiles and/or integrate social media feeds

•	Mobile responsive layout configuration

•	Cross-browser & cross-device display and functionality testing

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Development Phase

Software codebase installation

Website software settings configuration

Programming for merchant account service provider integration (pay in) Configuration of enrollment form, including membership package purchase Configuration of genealogy tree insertion and display

Configuration of per member replicated website, link sharing, and standard back office

Configuration of shopping cart including setup of products provided by Client Programming for commission payouts according to compensation plan provided by Client

Programming for commission payment method (pay out) such as a pay card integration

Programming for accounting service provider integration such as Quickbooks Programming for sales tax calculation service provider integration such as Avalara

Programming for text messaging service provider integration such as Textmaxx Pro

Programming for phone dialer service provider integration such as PhoneBurner or Twilio

Programming for product fulfillment & shipment tracking service provider integration

Configuration of PostalParrot mass email deployment and drip marketing service provided by ApogeeINVENT including content provided by Client Configuration of Contact Manager (CRM) for per member lead capture and marketing automation

Configuration and/or purchase of domain name

Setup administrator email accounts

Setup administrator back office accounts

Training on administrator back office provided to Client

Testing of enrollment, marketing, ecommerce, and commissioning systems Import of membership recruitment and customer transaction data provided by Client

Launch full system

Based on Apogee's years of experience launching systems like this, the hours included in each phase above will be sufficient for a successful launch. However on occasion there is a need for more design or development man hours in order to Satisfy specific business needs. If Client is in need of any additional design or development beyond the hours

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provided Apogee will be happy to provide that on a cost per hour basis. Please see the section titled Custom Hourly Services below.

License & Setup Fee

The cost for software license and setup described above is $50,000.

In addition to the included hours for setup this fee also purchases a license to all functionality, designs, and data contained within the software product. Please see Terms and Conditions section below for more details on licensing.

Service Agreement

This (“Service Agreement’) is optional and may be discontinued by providing a 30 day written notice to Apogee. The Service Agreement has a monthly recurring fee ("Service Agreement Fee”) which is required to retain the benefits provided within the Service Agreement.

Benefits of the Service Agreement include: Shared Hosting or Server Management

Apogee takes care of Client’s hosting requirements as their user base expands, allowing Client to focus on growing the business. If Client’s hosting needs expand beyond the capacity of the provided Shared Hosting then Client will be responsible for purchasing Dedicated or Cloud Hosting, such as Digital Ocean or Amazon Web Services. In the instance that Client has purchased 3rd party hosting Apogee will continue to provide hosting management under the Service Agreement. The following hosting services are included with an active and current Service Agreement: server management and maintenance, server and website uptime monitoring, server security and security auditing, PCI compliance for the server and the software, email hosting if required, standard SSL certificates, and up to 2 domain name renewals per year if required.

Software Warranty & Maintenance

Apogee warranties software produced by Apogee on the ApogeeCORE platform under this Service Agreement. Any software bug, perceived or actual, which is reported to Apogee by a Client who maintains an active and current Service Agreement will be investigated and assigned a level of severity. All items will be prioritized by level of severity and will be remedied as quickly as possible by Apogee. Items may be classified as bugs if they are functional defects on existing software and intended functionality, any missing feature which may be perceived as necessary might require Custom Development to augment or

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add the desired functionality. Apogee is conuntally working on code improvements and additional functionality for the ApogeeCORE platform. Clients who maintain an active and current Service Agreement will be eligible to receive these upgrades as they become available. Please note, some upgrades may require Custom Development or additional Licenses to implement onto the Client's platform.

Bulk Email via PostalParrot™

Included with the Service Agreement is a special rate of no cost for delivery of bulk email, as long as the email campaign is approved by Apogee. Campaigns which will be approved by Apogee are generally those which are compliant with the PostalParrot terms of service and are designed to increase the number of Active Users of this platform. All non-approved emailing campaigns are subject to standard PostalParrot fees which are posted on the PostalParrot.com website. If the Service Agreement is not current then all emailing through PostalParrot will be subject to the standard PostalParrot fees.

Project Management, Support & Training

Apogee's team prides itself on providing an exceptional level of support for its clients. Apogee accomplishes this by assigning an Account Manager to each Client project. Apogee's Account Managers act as an advocate and assistant for the Client’s project within Apogee's ecosystem. This level of attention and focus helps ensure the Clients receive expedient communications from Apogee and the project plan is executed efficiently, Account Managers are generally available during normal business hours - Monday through Friday from 9am to 5pm Pacific Time. Additionally, with an active and current Service Agreement, Apogee will provide technical support and training to Client and Client's staff as needed.

Scaling

Apogee provides increased software and technical support infrastructure to help Client handle a growing user base.

Service Agreement Fee

The Service Agreement Fee is $1 per Active User per month. The minimum monthly fee is $500 per month (i.e. 1,000 Active Users accounts). Additionally the monthly Service Agreement Fee is capped at $10,000 (i.e. 20,000 Active Users accounts). The fee is invoiced to the Client each month for the previous month’s number of Active Users.

(“Active User") is defined as any user who has made a purchase, logged in, or earned a commission in any given calendar month. The Service Agreement Fee allows Apogee to meet the monthly financial demands on maintaining the platform as the user base grows.

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remap pererie

Services In Exchange for Public Stock

The following special offers are being offered to Electro Medical Technologies in exchange for $50,000 worth of public stock (Number of shares ——~ SO, Om ). The

$50,000 worth of stock is guaranteed by Electro Medical Technologies to be worth $150,000 one year from the this agreement is signed and, in the case it is not worth that value,

additional stock shares will be provided to Apogee until $150,000 worth of stock is owned 4 by Apogee one year from the date this agreement is signed.  x G

1)	Apogee will reduce the License & Setup Fee from $50,000 down to $5,000. The $5,000 License & Setup Fee payment is due upon signing of this agreement. This represents a savings of $45,000 for Electro Medical Technologies. Lo 2) A special offer of 1 year free Service Agreement is being offered to Electro Medical I Technologies. After 1 year of free Service Agreement the standard Service [

Agreement Fee will apply. One year of free Service Agreement represents a savings of at least $6,000 at the $500 per month minimum, and up to $120,000 at the maximum fee of $10,000 per month.

3)	An additional $5,000 worth of Customization Credit is being offered to Electro Medical Technologies bringing the total Customization Credit up to $20,000.

This special offer represents a minimum savings of $56,000 for Electro Medical Technologies.

Custom Hourly Services

Apogee's Custom Hourly Services are optional and represent work to be performed by Apogee staff at the request of the Client. To help ensure client is able to reasonably manage expenses Apogee will provide estimates upon client request. If an estimate has been requested then work will be commenced and billed for after approval by Client. Custom Hourly Services are invoiced each week for the labor performed during the previous week and is due on Net 7 payment terms.

Estimates may be subject to change as project details and requirements are discovered or requested. Apogee bills for the amount of work actually performed as Custom Hourly Services, this may be lower or higher than the estimate, and Apogee typically will elect to partially discount hours over estimate. Apogee will make a reasonable effort to inform clients of changes to estimates before further services are performed. Custom Hourly Services are optional and are billed in addition to the Service Agreement or Application License Fee. Some Agreements may grant Client credit to be used towards Custom Hourly

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Services. This Agreement should not be considered contingent upon Custom Hourly Services.

Software Development

Standard: $125 per hour

With Active Service Agreement: $95 per hour Savings: $30 per hour

All Other Services

Standard: $85 per hour

With Active Service Agreement: $75 per hour Savings: $10 per hour

Timeline

The initial development and launch timeline depends on many factors including unforeseen revisions, client availability, and 3rd party provider compatibility. Apogee is unable to guarantee a precise estimate or timeline, as initial development can take many months. Apogee has found that the standard launch timeline for a syste of this scale is typically 90 days.

Upon receipt of fully executed contract and full amount of down payment the project will be scheduled to begin based upon Apogee's project queue. Projects will be enqueued and started on a first-come first-serve basis and estimated delivery dates will be based upon the date in which the project is started, and is contingent upon their position in Apogee's project queue.

Terms and Conditions

Services Warranty. All Services will be performed (i) by qualified personnel in a professional manner, and (ii) in accordance with the performance specifications set forth in this Agreement, and subject to the terms and conditions set forth in this Agreement. Apogee will address issues brought forth by the Client aS soon as possible, generally within 24 hours. However, Apogee cannot guarantee a turnaround time. This section is applicable only if the client has an active Service Agreement.

Service Agreement Option. Under this Agreement the Service Agreement elective is by default active and if the Client wishes to discontinue the Service Agreement then the request to cancel the Service Agreement must follow the process and terms outlined in the Cancellation section in this Agreement. All on-going services and warranties, either implied or explicit, after the initial setup of the Platform are void and discontinued, and no actions of any sort may be required of Apogee if the Service Agreement is not active. The Service Agreement may not be canceled by the Client if the Client's account is not paid in full. Apogee may cancel the Service Agreement at any time with a 30 day written notice to Client.

Training. Apogee will provide training to Client upon installation of the website to demonstrate the

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ok os different tools available. This appointment will be set for the Client once the project has been installed, Client account manager is available for any Support needed for Client platform (all customer support is free of charge.) We do not train customers, affiliates, distributors, or other users of our technology outside of the Client and Client employees. Contact Client account manager for special consideration. This Section is applicable only if the client has an active Service Agreement.

Hosting. With an active and current Service Agreement platforms under this agreement will be hosted on the Apogee servers. Shared Hosting, Maintenance, Bug Fixes and Upgrades, one Domain Name, and Shared SSL fees are all included in the monthly Service Agreement fee. If the Client should elect to not maintain the Service Agreement with Apogee then hosting is the responsibility of the Client. If Apogee is unwilling or unable to host the site, and upon Client request, then only after Client's account with Apogee iS paid in full then Apogee agrees to deliver a copy of the platform code and database to Client.

Off-site Hosting and Third Party Code Access. If the License fee is paid in full and the account is in good standing the Client may elect to host the Platform with a company other than Apogee or ona system which is outside of Apogee’s control. The Client may also request access to the software code or servers by their staff or by a designated third-party. However, if the Client chooses to utilize either of these two options then the Client acknowledges that moving the Platform, allowing other persons outside of the Apogee team to access the software source code or any copy of the code used in the Platform is in violation of any warranty or guarantees, implied or explicit, and nullifies any responsibility of Apogee in regards to the functionality, security, performance, or maintenance of the Platform. Client will also then lose the right to receive free upgrades, bug fixes, free customer or technical support, and any other Support promised by Apogee for the Platform or any provision assured to the Client from maintaining an active Service Agreement with Apogee. All software source code and database structure developed by Apogee will be defined as “Intellectual Property” whether it be copyrighted, patented, patent-pending, or other. Client is responsible for monitoring any party, other than Apogee, who accesses the platform source code and Client also agrees to be liable should any party breach this licensing agreement through unlicensed use of Apogee’s Intellectual Property. Client will compensate Apogee for ail damages and loss that result from any use not permitted herein of the Apogee proprietary code base to full extent allowable by law. All technical training on the software source code, database, or server administration of non-Apogee staff by Apogee will be subject to Apogee’s maximum hourly software development rates. Notice: If this Agreement is a SaaS Platform Licence then the terms dictated in the SaaS section are applicable in regards to Off-site Hosting and Third Party Code Access.

Backups, With and active and current Service Agreement, Apogee will make reasonable efforts to keep the client's data and software backed up and secure by performing the following. Apogee hosts the software on a RAID-10 or RAID-1 disk setup to mitigate the possibility of data and software loss due to hardware failure. Apogee performs an automated database backup to the same host server in which the live database resides typically on at a daily frequency. Apogee does a database and filesystem backup typically on a weekly basis to an off-site secure backup location. Apogee cannot and does not guarantee all or part of data or source code will be recoverable, however Apogee makes reasonable effort to mitigate the potential for loss of Client platform code and database.

Off-site Backups. Client may maintain encrypted and secure (to the satisfaction of Apogee) a periodic backup of the software source code and database off-site or outside of the control of the Apogee Servers. Apogee may elect to charge hourly server administration rates for this service and the period should not be required to be more frequent than every 30 days. If Client chooses to have Off-site Backups then the Client is responsible for protecting Apogee’s Intellectual Property as outlined in the Off-site Hosting section.

Upgrades. Client will receive free upgrades for the duration of the time Client platform is in the Apogee Hosted Environment. Apogee has software engineers working on the platform to improve the different services and tools that are available to clients. Each new upgrade will be made available at no cost to all

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clients utilizing the hosted environment during that period. Some upgrades may require integration and will only be available upon request. Contact Client account manager any time Client have questions regarding a new feature that becomes available. This section is applicable only if the client has an active Service Agreement and the Platform is hosted on Apogee servers.

Electronic Correspondence. All correspondence sent through Client web platform, including but not limited to emails, newsletters, autoresponders, and drip campaigns, will all be sent through the PostalParrot Mass Email system.

Customer Service and Technical Support. All the standard maintenance of the features in this contract are covered by the Service Agreement. Apogee will maintain the platform and its functions at no charge to our clients. An Account Manager will be assigned to Client account and will be available during the business week to address any concerns raised by Client. Any customer service work performed by the Account Manager is considered non billable time, so please direct any requests or questions to Client Account Manager. Any new features or maintenance of custom features may be considered billable hours and fall under Custom Work terms as described herein. This section is applicable only if the client has an active Service Agreement.

Cancellation. Client may cancel the Service Agreement, and/or monthly hosting services with 30 days written notice. Cancellations must be made in writing and submitted to production@apoaeeinvent.com or mailed to the corporate address found at www.apogeeinvent.com. Client will be billed for any monthly services that were used prior to the cancellation date. If the cancellation date falls part way through any month, Client may be billed for the entire month of services. No refunds will be issued. Custom Projects may be canceled by client at any time. Should a custom project be canceled by Client for any reason, Client will be charged for the hours worked on the project in accordance with the custom hourly rates defined in this Agreement, minus the down payment. Upon cancellation, all data, design files, and style sheets created by our team will be delivered upon Client request. Apogee is not responsible for the condition of any data, design files or style sheets should a project be canceled prior to completion. Custom Work. Any custom work requested will be billed hourly at ithe rates outlined in this Agreement. Custom work includes any time spent on Client project at Client request. This includes but is not limited to: project management, custom development work, custom design work, copywriting, SEO work or coaching, Customer and Technical support, training, consultation, any third party consultation or work, or any other work not described herein. All hourly services will be billed for work performed during any week on the following Tuesday and will be due on Net 7 terms. Apogee may require a down-payment or prepayment for custom work.

Late Payment Policy. Apogee will not deliver design files or launch a web system unless all overdue invoices have been paid in full. Invoices that are more than 30 days overdue may be sent to collections and could be charged a 5% overdue fee for each month they remain overdue. Any work performed on a live site may result in a roll-back of code to a previous version for any period in which invoicing remains unpaid for more than 30 days. Apogee reserves the right to terminate any part of this Agreement and/or shut off Client's software platform for any late payment or if a credit card is declined and client does not make alternate arrangements to Apogee’s satisfaction for payment within 30 business days after the due date of the payment.

Refund Policy. Apogee does not generally offer refunds. However, because we value our customer's satisfaction, if a customer feels that an Apogee product or service has excessively failed their expectations then they may contact us via email for individual consideration of a full or partial refund. As a convenience Apogee offers the ability to use credit and debit cards for smaller payments toward products and services rendered. By signing this agreement client agrees not to charge back their payments to Apogee and instead to work with Apogee on arrangements for refund if one is offered. Refunds are fully left to the discretion of Apogee. All down payments are non refundable.

Timeframe and Deadlines. Due to the nature of custom design work there is no way to give a firm time

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frame from start to finish. Excessive revisions or lack of client availability on approval of designs or content can add additional time to projected timeframes. A mock up will be presented by a designer and typically goes through several revisions before it can be coded and installed in the hosted environment for the client to begin using. For all work requested outside of the deliverables of this contract, or after the launch of the website, client will be billed hourly. We understand our clients often have deadlines Surrounding their projects and do everything in our power to stay within the project requested parameters. Lack of client availability for approval can add additional time to projected timeframes. For this reason, we cannot guarantee a project will be completed within the estimated time frame. We understand our clients often have deadlines Surrounding their projects and do everything in our power to stay within the project parameters.

Confidential Information. For purposes of this Agreement, the term “Confidential Information” means any information which is disclosed, whether orally or in writing, to a party or which may be obtained from a review of the other party’s documents or other materials if such information is, or any such documents or other materials are, (i) marked or designated, whether orally or in writing, by the disclosing party as confidential, or (ii) whether or not marked or designated by the disclosing party as confidential, known by the receiving party as being treated by the disclosing party as confidential. The term “Confidential information” includes business models, customer and supplier lists, marketing plans, financial and technical information, trade secrets, know-how, ideas, designs, drawings, specifications, techniques, Programs, systems, and processes. The term “Confidential Information” does not include any information that conflicts with the Ownership Clause contained in this agreement, or that the receiving party demonstrates (A) is generally available to the public other than as a result of a disclosure by the receiving party, (B) was made available to the receiving party from a source other than the disclosing party ona non-restricted and non-confidential basis, provided that the receiving party has no reason to believe that such source is bound by a restricted use or nondisclosure agreement with another party or is otherwise prohibited from using or disclosing such information by a contractual or fiduciary obligation, or (C) was independently developed by the receiving party without any use of the disclosing party's Confidential Information.

Confidentiality Obligations. For a period of 5 years following the expiration or termination of the term of this Agreement, each party will keep confidential the other party’s Confidential Information, and neither party may disclose the other party's Confidential Information to any third party without the specific prior written consent of the disclosing party; provided, however, that a receiving party may disclose the disclosing party’s Confidential Information (i) On a need-to-know basis, to those directors, officers, managers, employees, subcontractors, agents, consultants, advisers, members, or other representatives (collectively, “Representatives”) of the receiving party who (A) require such Confidential Information for the purpose of performing the receiving party's obligations under this Agreement, (B) are informed by the receiving party of the confidential nature of such Confidential Information and the obligations of the receiving party under this Agreement, and (C) who have executed written restricted use nondisclosure agreements with the receiving party (which may be general in form), and (ii) in accordance with a judicial or other governmental order, provided that the receiving party gives the disclosing party prompt notice of such order and complies with any applicable protective order or similar order. Each party will use all commercially reasonable efforts to enforce the terms of the restricted use nondisclosure agreements between such party and such party’s Representatives.

Saa&. “Software as a Service” If the Service Agreement section above indicates that this is a “SaaS Platform License” then Client does not own a license but is conditionally granted a license, by Apogee, for the duration in which the Client has an active and current Service Agreement with Apogee. In the event that the Client’s Service Agreement with Apogee is no longer active and/or current then the condition for the SaaS Platform License will no longer be met and the license will be terminated by default. In addition, if this is a SaaS Platform License then Client will not have the option available to host the system outside

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of Apogee’s control and no agents outside of Apogee's agents will be allowed direct access to the software platform's source code or database.

Ownership. If the License fee is paid in full then Client is assigned ownership of one License granting them the right to maintain a single installation to use the software platform developed by Apogee as they see fit within the constraints of their own enterprise. Any code built upon the ApogeeCORE Platform will belong solely to Apogee to use as they see fit, with the exception of code written for Client's specific products or APIs which will be dually owned by both Apogee and Client. Client may sell and/or transfer their platform license or business and the platform license along with it, valuing the software application with that purchase, but may not use the application, in full or in part, for any other purpose. A platform license must be transferred formally via the “Software/Platform License Transfer Agreement” which will be provided upon request by Apogee and must be signed by authorized representatives of all three parties involved (i.e. Apogee, the license holder, and the party acquiring the license). The entity who acquires the platform license will be contractually bound to the same agreements established with the party from whom the platform license is being transferred. The software may not be copied, in whole or in part, without the written consent of Apogee. The code base and modules used to develop the client’s project are part of the ApogeelINVENT code base and all rights are retained by Apogee. Design source files will be issued upon request. Client agrees to allow Apogee to use their project in marketing efforts including but not limited to samples, case studies, in their portfolio, or other locations. Apogee may also include a small label on the work they have performed. Client will retain ownership of any Confidential Information (as defined in the Confidential Information clause herein). Notice: If this Agreement is a SaaS Platform Licence then the terms dictated in the SaaS section are applicable in regards to Ownership.

Fair Use of Materials. Apogee and its subsidiaries, partners, and affiliates take intellectual property rights very seriously and make every attempt to respect the ownership rights of others. Apogee avoids using any copyrighted material in any work unless we have the signed consent of the owner, and we encourage our clients to follow all fair use laws relating to copyrights, trademarks, and other proprietary content. Apogee retains the right to refuse use of any material thought to be protected under law. Client acknowledges that all materials provided to Apogee are the property of Client. Furthermore, Client is acknowledging that no materials provided to Apogee , including but not limited to images, text, logos, htm! files, style sheets, or any other files are being used in violation of any state or federal law. Client agrees to assume any and all liabilities, such as copyright infringement, for materials provided by Client. Indemnification. Client agrees to indemnify, defend, and hold harmless Apogee and its officers, directors, agents, and employees from and against any and all demands, claims, and damages to persons or property, losses and liabilities, including reasonable attorney's fees, arising out of or caused by Client negligence or willful misconduct.

Disclaimer. Apogee is not responsible for any loss of income or data that may result from Client use of any Apogee products or services. Apogee uses technical, administrative, and physical security measures to protect against the loss, misuse and alteration of data used by our systems. Also, we may provide each Client with a unique username and password that must be entered each time a Client logs in to their website or account. No data transmissions over the Internet, however, are guaranteed to be completely secure. While we strive to protect Client data from unauthorized use or disclosure, Apogee does not warrant or guarantee the security of the data that Client provide to us. Furthermore, we cannot guarantee the security of our software systems against a security breach. We will do everything in our power to resolve these issues in a timely manner, but do not offer any compensation in the event of a breach or software failure of any kind. It is the responsibility of the Client to maintain and protect any logins or passwords provided by Apogee.

Entire Agreement. This agreement contains the entire understanding of the parties and supersedes any and all previous verbal and written agreement or understandings. There are no other agreements, representations or warranties not set forth in this agreement. This agreement will bind, and inure to the

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benefit of, the parties and their respective successor and assigns. Any modification, amendment, or waiver of any provision of this agreement may be made only in writing and Signed by both parties. The failure by any party to exercise any rights granted herein upon the occurrence of any event set forth in this agreement shall not constitute a waiver of any such rights upon the occurrence of any such event. In the event any provision of this agreement is held to be in violation of any law, statute, regulation, ordinance, or court order, this agreement shall be deemed modified accordingly and to the extent necessary to comply therewith and shall otherwise continue full force and effect. This agreement shall be governed by, and construed in accordance with, the laws of the State of Idaho, and any action, claim or proceeding under this agreement shall be commenced exclusively in the federal or state courts located in the State of Idaho. This agreement may be executed in several counterparts, each of which shall constitute one and the same instrument. Section or paragraph headings in the agreement are for convenience of reference only.

Arbitration Provision. If any dispute arises among the parties, they agree to try first in good faith to settle the dispute by mediation administered by the American Arbitration Association (AAA) under its Commercial Mediation Rules. All unresolved disputes shall then be decided by final and binding arbitration in accordance with the Commercial Arbitration Rules of the AAA. Fees charged by any mediators, arbitrators, or the AAA shall be shared equally by all parties. In agreeing to arbitration, we both acknowledge that in the event of a dispute over fees, each of us is giving up the right to have the dispute decided in a court of law before a judge or jury and instead we are accepting the use of arbitration for resolution.

Signature

Upon Client and Apogee signature this Agreement will be officially enacted and stand as a legal and binding document.

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Please sign online using Adobe Sign or sign, scan, and email to management@apogeeinvent.com. Call Apogee with any questions: (866) 808-2963

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